FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

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In the Matter of	)	ORDER TO CEASE AND DESIST
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AMERICAN PATRIOT BANK	)
GREENEVILLE, TENNESSEE	)	FDIC-09-163b
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(Insured State Nonmember Bank))
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American Patriot Bank, Greeneville, Tennessee (“Bank”), through its board of directors, having been advised of its right to the issuance and service of a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”) dated May 29, 2009, whereby, solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC.

The FDIC considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and had violated laws and/or regulations.  The FDIC, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS ORDERED, that the Bank, institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), of the Bank and its successors and assigns, cease and desist from the following unsafe or unsound banking practices and violations of laws and/or regulations:

1.	Operating the Bank with an inadequate level of capital and reserves for the kind and quality of assets held by the Bank.

2.	Operating the Bank with inadequate earnings.

3.	Operating with excessive overhead costs.

4.	Operating the Bank with an excessive level of adversely classified loans or assets.

5.	Operating with an inadequate allowance for loan and lease losses for the volume, type and quality of loans and leases held.

6.	Failing to accurately reflect the condition of the Bank in published statements and Consolidated Reports of Condition and Income.

8.	Engaging in lax lending and/or lax collection practices, including, but not limited to:

a. Renewing or extending credit without adequate and appropriate supporting documentation.

b. Failure to obtain proper loan documentation.

c. Failure to obtain adequate collateral.

d. Failure to establish and monitor collateral margins of secured borrowers.

e. Failure to establish and enforce adequate loan repayment programs.

f. Failure to obtain current and complete financial information.

g. Poor credit administration practices.

9.	Operating the Bank in contravention of written loan policies and procedures.

10.	Creating concentrations of credit.

11.
Operating the Bank without adequate supervision and direction by the Bank's board of directors over the management of the Bank to prevent unsafe and unsound banking practices and violations of laws or regulations.

12.	Operating the Bank with inadequate internal routines and controls.

13.	Operating the Bank without adequate liquidity or proper regard for funds management in light of the Bank's asset and liability mix.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties and its successors and assigns take affirmative action as follows:

COMPLIANCE COMMITTEE

1.           Within 30 days after the effective date of this ORDER, the Bank’s board of directors shall either establish a subcommittee of the board of directors charged with, or shall itself assume, the responsibility of ensuring that the Bank complies with the provisions of this ORDER.  Upon the employment of a new chief executive officer of the Bank, a majority of the members of such committee shall be directors not employed in any capacity by the Bank other than as a director.  The subcommittee shall report monthly to the entire board of directors of the Bank, and a copy of the report and any discussion related to the report or the ORDER shall be included in the minutes of the Bank’s board of directors’ meeting.  Nothing contained herein shall diminish the responsibility of the entire board of directors of the Bank to ensure compliance with the provisions of this ORDER.

BOARD PARTICIPATION

2.           From the effective date of this ORDER, the board shall continue to review and approve, at a minimum, reports regarding the following areas: reports of income and expenses; loan committee reports of new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and other individual committee actions.  This participation shall include meetings to be held no less frequently than monthly.  The Bank’s Board minutes shall document these reviews and approvals, including the nature of any dissenting directors.

DIVIDEND RESTRICTION

3.           As of the effective date of this ORDER, the Bank shall not declare or pay any cash dividend without the prior written consent of the Regional Director of the FDIC’s Dallas Region (“Regional Director”) and the Commissioner of the Department of Financial Institutions (“Commissioner”) for the State of Tennessee(“State”).

CAPITAL PLAN

4.            (a)           Within 90 days after the effective date of this ORDER, the Bank shall submit a written capital plan to the Regional Director and the Commissioner to, after establishing an Allowance for Loan and Lease Losses, increase its Tier 1 Capital ratio equal to or greater than 8 percent of the Bank’s Average Total Assets; to achieve and maintain its Tier 1 Risk-Based Capital ratio equal to or greater than 10 percent of the Bank’s Total Risk-Weighted Assets; and to achieve and maintain its Total Risk-Based Capital ratio equal to or greater than 11 percent of the Bank’s Total Risk Weighted Assets.

(b)           After the Regional Director and the Commissioner respond to the capital plan, the Bank’s board of directors shall adopt the capital plan, including any modifications or amendments requested by the Regional Director and the Commissioner.  Thereafter, the Bank shall immediately initiate measures detailed in the capital plan, to the extent such measures have not previously been initiated, to effect compliance with the plan within 30 days after the Regional Director and the Commissioner respond to the capital plan.

(c)           Such increase in Tier 1 Capital and any increase in Tier 1 Capital necessary to meet the capital ratios required by this ORDER may be accomplished by:

(1)	Reduction of assets through branch sales or loan participations,

(2)	The direct contribution of cash subsequent to February 17, 2009, by the directors and/or shareholders of the Bank or by the Bank’s holding company;

(3)	Receipt of an income tax refund or the capitalization subsequent to February 17, 2009, of a bona fide tax refund certified as being accurate by a certified public accounting firm;

(4)	The sale of securities in the form of common stock; or

(5)	Any other method approved by the Regional Director and the Commissioner.

(d)           If any such capital ratios are less than required by the ORDER, as determined as of the date of any Report of Condition and Income after the date for compliance with the capital plan, or at an examination by the FDIC or the State, the Bank shall, within 30 days after receipt of a written notice of the capital deficiency from the Regional Director or the Commissioner, present to the Regional Director and the Commissioner a new capital plan to increase the Bank’s Tier 1 Capital of the Bank or to take such other measures to bring all the capital ratios to the percentages required by this ORDER.  After the Regional Director and the Commissioner respond to the new capital plan, the Bank’s board of directors shall adopt the new capital plan, including any modifications or amendments requested by the Regional Director and the Commissioner.

(e)           Thereafter, the Bank shall immediately initiate measures detailed in the plan, to the extent such measures have not previously been initiated, to increase its Capital by an amount sufficient to bring all the Bank’s capital ratios to the percentages required by this ORDER within 90 days after the Regional Director and the Commissioner respond to the new capital plan.

(f)            If all or part of the increase in Tier 1 Capital required by this ORDER is to be accomplished by the sale of new securities, the Bank’s board of directors shall adopt and implement a plan for the sale of such additional securities, including soliciting proxies and the voting of any shares or proxies owned or controlled by them in favor of the plan.  Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with Federal securities laws.  Prior to the implementation of the plan, and in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Accounting and Securities Disclosure Section, Washington, D.C. 20429, for review.  Any changes requested to be made in the plan or the materials by the FDIC shall be made prior to their dissemination.  If the increase in Tier 1 Capital is to be provided by the sale of non-cumulative perpetual preferred stock, then all terms and conditions of the issue shall be presented to the Regional Director and the Commissioner for prior approval.

(g)           In complying with the provisions of this ORDER and until such time as any such public offering is terminated, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities written notice of any planned or existing development or other change which is materially different from the information reflected in any offering materials used in connection with the sale of the Bank securities.  The written notice required by this paragraph shall be furnished within 10 days after the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber who received or was tendered the information contained in the Bank’s original offering materials.

(h)           In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, App. A.

(i)             For purposes of this ORDER, all terms relating to capital shall be calculated according to the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.
BUDGET AND PROFIT PLAN

5.             (a)           Within 90 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2009.  The plan required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b)           The written profit plan shall address, at a minimum:

(1)	An analysis of the Bank’s pricing structure; and

(2)	A recommendation for reducing the Bank’s cost of funds and overhead expense.

(c)           Within 30 days after the end of each calendar quarter following completion of the profit plan and budget required by this paragraph, the Bank’s board of directors shall evaluate the Bank’s actual performance in relation to the written profit plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the board of directors’ meeting when such evaluation is undertaken.

(d)           A written profit plan and budget shall be prepared for each calendar year for which this ORDER is in effect and shall be submitted to the Regional Director and the Commissioner for review and comment within 30 days prior to the end of each year.  Within 30 days after receipt of all such comments from the Regional Director and the Commissioner and after adoption of any recommended changes, the Bank shall approve the written profit plan and budget, which approval shall be recorded in the minutes of a board of directors’ meeting.  Thereafter, the Bank shall implement and follow the plan.

CLASSIFIED ASSETS - CHARGE-OFF AND PLAN FOR REDUCTION

6.             (a)           Within 30 days after the effective date of this ORDER, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss by the FDIC or the State as a result of its examination of the Bank as of February 17, 2009.  Elimination or reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.

(b)           Within 30 days after the effective date of this ORDER, the Bank shall submit a written plan to the Regional Director and the Commissioner to reduce the remaining assets classified Doubtful and Substandard as of February 17, 2009.  The plan shall address each asset so classified with a balance of $250,000 or greater and provide the following:

(1)	The name under which the asset is carried on the books of the Bank;

(2)	Type of asset;

(3)	Actions to be taken in order to reduce the classified asset; and

(4)	Timeframes for accomplishing the proposed actions.

The plan shall also include, at a minimum:

(1)	Review the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and

(2)	Evaluate the available collateral for each such credit, including possible actions to improve the Bank’s collateral position.

In addition, the Bank’s plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis.  Further, the plan shall contain a provision requiring the submission of monthly progress reports to the Bank’s board of directors and a provision mandating a review by the Bank’s board of directors.

(c)           The Bank shall present the plan to the Regional Director and the Commissioner for review.  Within 30 days after the Regional Director’s and the Commissioner’s response, the plan, including any requested modifications or amendments shall be adopted by the Bank’s board of directors which approval shall be recorded in the minutes of the meeting of the Bank’s board of directors.   The Bank shall then immediately initiate measures detailed in the plan to the extent such measures have not been initiated.

(d)           For purposes of the plan, the reduction of adversely classified assets as of February 17, 2009, shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s Allowance for Loan and Lease Losses and may be accomplished by:

(1)	Charge-off;

(2)	Collection;

(3)	Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the State; or

(4)	Increase in the Bank’s Tier 1 Capital.

(e)           While this ORDER is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss as determined at any future examination conducted by the FDIC or the State.

RESTRICTION ON ADVANCES TO CLASSIFIED BORROWERS

7.            (a)           While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified Loss by the FDIC or the State as the result of its examination of the Bank, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected.  The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.

(b)           While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified Doubtful and/or Substandard by the FDIC or the State as the result of its examination of the Bank, either in whole or in part, and is uncollected, unless the Bank’s board of directors has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank.  The statement shall be placed in the appropriate loan file and included in the minutes of the applicable Bank’s board of directors’ meeting.

ALLOWANCE FOR LOAN AND LEASE LOSSES
AND
AMENDED CALL REPORTS

8.             (a)           The Bank, after February 17, 2009, shall make provisions in the amount of at least $863,000 to its Allowance for Loan and Lease Losses (“ALLL”) so as to be reflected in its Consolidated Reports of Condition and Income for December 31, 2008.  The allowance should be funded by charges to current operating income, and should be calculated in accordance with generally accepted accounting standards and ALLL supervisory guidance.  After the initial provision is made, the Bank shall thereafter maintain a reasonable ALLL.  Prior to the end of each calendar quarter, the Bank’s board of directors shall review the adequacy of the Bank’s ALLL.  Such reviews shall include, at a minimum, the Bank’s loan loss experience, an estimate of potential loss exposure in the portfolio, trends of delinquent and non-accrual loans and prevailing and prospective economic conditions.  The minutes of the Bank’s board of directors’ meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended increases in the ALLL.

(b)           Within 30 days after the effective date of this ORDER, the Bank shall review Consolidated Reports of Condition and Income filed with the FDIC for periods ending after December 31, 2008, and amend said reports if necessary to accurately reflect the financial condition of the Bank as of the date of each such report.  In particular, such reports shall contain a reasonable ALLL.  Reports filed after the effective date of this ORDER shall also accurately reflect the financial condition of the Bank as of the reporting date.

(c)           Within 30 days after the effective date of this ORDER, the Bank must use Financial Accounting Standards Board Statements Numbers 5 and 114 for determining the Bank’s allowance for loan and lease losses reserve adequacy.  Provisions for loan losses must be based on the inherent risk in the Bank’s loan portfolio.  The directorate must document with written reasons any decision not to require provisions for loan losses in the board minutes.
LOAN REVIEW COMMITTEE

9.             (a)           Within 30 days after the effective date of this ORDER, the Bank's board of directors shall establish a Loan Review Committee to monitor the Bank’s loan review activities to ensure accurate and timely loan grading, as well as the identification and reporting of loan policy exceptions.  The Loan Review Committee will review the external loan review reports, internal loan review reports, past due loan reports, nonaccrual loan reports, the watch list, and other management reports to ensure an accurate assessment of the quality of the loan portfolio. The Loan Review Committee will report its findings to the board of directors.

(b)           The Loan Review Committee shall be comprised of at least three (3) Independent Directors.  The Senior Credit Officer and the Collections Officer shall attend the meetings of the Loan Review Committee, but are not required to be voting member of the committee.  The minutes of the Loan Review Committee shall reflect the discussion, input, and analysis of the Senior Credit Officer and the Collections Officer if these members do not vote, as well as the final vote of the committee.  For purposes of this ORDER, a person who is an Independent Director shall be any individual: (a) who is not a permanent officer of the Bank, any subsidiary of the Bank, or any of its affiliated organizations; (b) who does not own more than five percent of the outstanding shares of the Bank; (c) who is not related by blood or marriage to an officer or director of the Bank or to any shareholder owning more than five percent of the Bank’s outstanding shares, and who does not otherwise share a common financial interest with such officer, director, or shareholder; and (d) who is not indebted to the Bank directly or indirectly by blood, marriage or common financial interest, including the indebtedness of any entity in which the individual has a substantial financial interest in an amount exceeding ten percent of the Bank’s total Tier 1 Capital and Allowance for Loan and Lease Losses; or (e) who is deemed to be an Independent Director for purposes of this ORDER by the Regional Director and the Commissioner.  The addition of any new Bank directors required by this paragraph may be accomplished, to the extent permissible by state statute or the Bank’s bylaws, by means of appointment or election at a regular or special meeting of the Bank’s shareholders.

(c)  In addition, the Loan Review Committee shall review a list of loan approvals, renewals, modifications, extensions, and release or substitution of collateral on loans of $25,000 or greater and a sampling of loans below that amount.  The Loan Review Committee shall maintain minutes of its meetings, which shall include the list of loans reviewed, together with a list of adversely rated credits identified (to include loan grade) and a list of any exceptions to policy identified.  Any recommendations by the committee regarding such credits should also be included.  The requirements of this paragraph shall not require the Loan Review Committee to review monthly amortizing loans up for renewal that are in compliance with loan policy guidelines after full collection, in cash, of interest due from the borrower.

LOAN POLICY

10.           (a)           Within 60 days after the effective date of this ORDER, and annually thereafter, the board of directors of the Bank shall review the Bank’s loan policy and procedures for effectiveness and, based upon this review, shall make all necessary revisions to the policy in order to strengthen the Bank’s lending procedures and abate additional loan deterioration.  The revised written loan policy shall be submitted to the Regional Director and the Commissioner for review and comment upon its completion.

(b)           The initial revisions to the Bank’s loan policy required by this paragraph, at a minimum, shall include provisions:

(1)	Designating the Bank’s normal trade area;

(2)
Establishing review and monitoring procedures to ensure that all lending personnel are adhering to established lending procedures and that the directorate is receiving timely and fully documented reports on loan activity, including any deviations from established policy;

(3)
Requiring that all extensions of credit originated or renewed by the Bank be supported by current credit information and collateral documentation, including lien searches and the perfection of security interests; have a defined and stated purpose; and have a predetermined and realistic repayment source and schedule.  Credit information and collateral documentation shall include current financial information, profit and loss statements or copies of tax returns, and cash flow projections, and shall be maintained throughout the term of the loan;

(4)	Requiring loan committee review and monitoring of the status of repayment and collection of overdue and maturing loans, as well as all loans classified “Substandard” in the Report of Examination;

(5)	Requiring the establishment and maintenance of a loan grading system and internal loan watch list;

(6)	Requiring a written plan to lessen the risk position in each line of credit identified as a problem credit on the Bank’s internal loan watch list;

(7)
Prohibiting the capitalization of interest or loan-related expenses unless the Bank’s board of directors  formally approves such extensions of credit as being in the best interest of the Bank and provides detailed written support of its position in the Bank’s board  minutes;

(8)
Requiring that extensions of credit to any of the Bank’s executive officers, directors, or principal shareholders, or to any related interest of such person, be thoroughly reviewed for compliance with all provisions of Regulation O, 12 C.F.R. Part 215 and Section 337.3 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.3.

(9)	Requiring a non-accrual policy in accordance with the Federal Financial Institutions Examination Council’s Instructions for the Consolidated Reports of Condition and Income;

(10)	Requiring accurate reporting of past due loans to the Bank’s board of directors on at least a monthly basis;

(11)
Addressing concentrations of credit and diversification of risk, including goals for portfolio mix, establishment of limits within loan and other asset categories, and development of a tracking and monitoring system for the economic and financial condition of specific geographic locations, industries, and groups of borrowers;

(12)
Requiring guidelines and review of out-of-territory loans which, at a minimum, shall include complete credit documentation, approval by a majority of the Bank’s board of directors prior to disbursement of funds, and a detailed written explanation of why such a loan is in the best interest of the Bank;

(13)	Establishing standards for extending unsecured credit;

(14)	Incorporating collateral valuation requirements, including:

a.	Maximum loan-to-collateral-value limitations;

b.	A requirement that the valuation be completed prior to a commitment to lend funds;

c.	A requirement for periodic updating of valuations; and

d.	A requirement that the source of valuations be documented in Bank records;

(15)	Establishing standards for initiating collection efforts;

(16)	Establishing guidelines for timely recognition of loss through charge-off;

(17)
Prohibiting the extension of a maturity date, advancement of additional credit or renewal of a loan to a borrower whose obligations to the Bank were classified “Substandard,” “Doubtful,” or “Loss,” whether in whole or in part, as of February 17, 2009, or by the FDIC or State in a subsequent Report of Examination, without the full collection in cash of accrued and unpaid interest, unless the loans are well secured and/or are supported by current and complete financial information, and the renewal or extension has first been approved in writing by a majority of the Bank’s board of directors;

(18)	Establishing officer lending limits and limitations on the aggregate level of credit to any one borrower which can be granted without the prior approval of the Bank’s board of directors;

(19)
Requiring that collateral appraisals be completed prior to the making of secured extensions of credit, and that periodic collateral valuations be performed for all secured loans listed on the Bank’s internal watch list, criticized in any internal or outside audit report of the Bank, or criticized in any Report of Examination of the Bank by the FDIC or the State;

(20)	Prohibiting the issuance of standby letters of credit unless the letters of credit are well secured and/or are supported by current and complete financial information;

(21)	Establishing limitations on the maximum volume of loans in relation to total assets; and

(22)	Establishing review and monitoring procedures to ensure compliance with FDIC’s regulation on appraisals pursuant to Part 323 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 323.

(c)           The Bank shall submit the foregoing policies to the Regional Director and the Commissioner for comment.  After the Regional Director and the Commissioner has/have responded to the policies, the Bank’s board of directors shall adopt the policies as amended or modified by the Regional Director and the Commissioner.  The policies will be implemented immediately to the extent that they are not already in effect at the Bank.

CONCENTRATIONS – PLAN FOR REDUCTION

11.           (a)           Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written plan to reduce the industry concentration of Construction and Development loans identified during the FDIC examination of the Bank started on February 17, 2009.   The plan shall establish comprehensive policies and procedures to govern Commercial Real Estate and Construction and Development lending programs so as to ensure compliance with the joint guidance contained in FIL 104-2006, Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, which was issued on December 12, 2006. Policies and procedures shall address, at a minimum: assessment procedures to identify concentrations in these lending segments, reports to the Board outlining the concentrations and associated risks, acceptable risk limits and sub limits, risk mitigation strategies, market analysis requirements, portfolio stress testing including sensitivity analysis, and an analysis of capital levels where additional capital may be required due to these concentrations.  Such plan shall prohibit any additional advances that would increase the concentrations or create new concentrations and shall include, but not be limited to:

(1)	Dollar levels to which the Bank shall reduce each concentration; and

(2)	Provisions for the submission of monthly written progress reports to the Bank’s board of directors for review and notation in minutes of the meetings of the board of directors.

(b)           For purposes of the plan, “reduce” means to:

(1)	Charge-off;

(2)	Collect;

(3)	Sell; or

(4)	Increase Tier 1 Capital.

(c)           After the Regional Director and the Commissioner have responded to the plan, the Bank’s board of directors shall adopt the plan as amended or modified by the Regional Director and the Commissioner.  The plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.

SPECIAL MENTION AND TECHNICAL EXCEPTIONS

12.           Within 60 days after the effective date of this ORDER, the Bank shall correct all deficiencies in the loans listed for Special Mention in the Report of Examination as of February 17, 2009.

BANK MANAGEMENT

13.           (a)           Within 90 days after the effective date of this ORDER, the Bank shall retain a bank consultant acceptable to the Regional Director and the Commissioner.  The consultant shall develop a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank.

(b)           The Bank shall provide the Regional Director and the Commissioner with a copy of the proposed engagement letter or contract with the consultant for review before it is executed.  The contract or engagement letter, at a minimum, should include:

(1)	A description of the work to be performed under the contract or engagement letter;

(2)	The responsibilities of the consultant;

(3)	An identification of the professional standards covering the work to be performed;

(4)	Identification of the specific procedures to be used when carrying out the work to be performed;

(5)	The qualifications of the employee(s) who are to perform the work;

(6)	The time frame for completion of the work;

(7)	Any restrictions on the use of the reported findings; and

(8)	A provision for unrestricted examiner access to work papers.

(c)           The Management Plan shall be developed within 120 days after the effective date of this ORDER.  The Management Plan shall include, at a minimum:
(1)	Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(2)	Identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(3)
Evaluation of all Bank officers and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and

(4)
A plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions identified in the Management Plan.

(d)           The Management Plan shall be submitted to the Regional Director and the Commissioner for review and comment upon its completion.  Within 30 days from the receipt of any comments from the Regional Director and the Commissioner, and after the adoption of any recommended changes, the Bank shall approve the Management Plan, and record its approval in the minutes of the board of directors’ meeting.  Thereafter, the Bank, its directors, officers, and employees shall implement and follow the Management Plan and/or any subsequent modification.

STRATEGIC PLAN

14.           (a)           Within 120 days after the effective date of this ORDER, the Bank shall prepare and adopt a comprehensive strategic plan.  The strategic plan required by this paragraph shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.

(b)           The written strategic plan shall address, at a minimum:

(1)	Strategies for pricing policies and asset/liability management;

(2)	Plans for sustaining adequate liquidity, including back-up lines of credit to meet any unanticipated deposit withdrawals;

(3)	Goals for reducing problem loans;

(4)	Plans for attracting and retaining qualified individuals to fill vacancies in the lending and accounting functions;

(5)	Financial goals, including pro forma statements for asset growth (either negative or positive), capital adequacy, and earnings;

(6)	Formulation of a mission statement and the development of a strategy to carry out that mission.

(c)           The Bank shall submit the strategic plan to the Regional Director and the Commissioner for review and comment.  After consideration all of such comments, the Bank shall approve the plan, which approval shall be recorded in the minutes of the Bank’s board of directors’ meeting.  Thereafter, the Bank shall implement and follow the strategic plan.

(d)           Within 30 days after the end of each calendar quarter following the adoption of the Strategic Plan, the Bank’s board of directors shall evaluate the Bank’s performance in relation to the strategic plan required by this paragraph and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Bank’s board of directors’ meeting at which such evaluation is undertaken.

(e)           The strategic plan required by this ORDER shall be revised and submitted to the Regional Director and the Commissioner for review and comment 30 days after the end of each calendar year for which this ORDER is in effect.  Within 30 days after receipt of all such comments from the Regional Director and the Commissioner and after consideration of all such comments, the Bank shall approve the revised plan, which approval shall be recorded in the minutes of the Bank’s board of directors’ meeting.  Thereafter, the Bank shall implement the revised plan.

CORRECTION OF VIOLATIONS

15.           (a)           Within 60 days after the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulation noted in the Report of Examination.

(b)           Within 90 days after the effective date of this ORDER, the Bank shall implement procedures to ensure future compliance with all applicable laws and regulations.

(c)           Within 60 days after the effective date of this ORDER, the Bank shall address any contraventions of policy noted in the Report of Examination.

INTERNAL AUDIT CONTROL PROGRAM

16.            Within 60 days after the effective date of this ORDER, the Bank’s board of directors shall enhance its program for internal audit and control.  The audit program shall provide procedures to test the validity and reliability of operating systems, procedural controls, and resulting records, and shall comply with the Interagency Policy Statement on the Internal Audit Function and its Outsourcing.  The internal auditor shall report quarterly to the Bank’s board of directors.  The report and any comments made by the directors regarding the internal auditor’s report shall be noted in the minutes of the Bank’s board of directors’ meeting.

LIQUIDITY/ASSET/LIABILITY MANAGEMENT

17.           (a)           Within 60 days after the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Commissioner for review and comment a written plan addressing liquidity and the Bank’s relationship of volatile liabilities to temporary investments.  Annually thereafter, while this ORDER is in effect, the Bank shall review this plan for adequacy and, based upon such review, shall make necessary revisions to the plan to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.  The initial plan shall include, at a minimum, provisions:

(1)	Establishing a reasonable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report;

(2)	Identifying the source and use of borrowed and/or volatile funds;

(3)
Requiring the retention of securities and/or other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank’s total assets) to ensure the maintenance of the Bank’s liquidity posture at a level consistent with short- and long-term liquidity objectives;

(4)	Establishing a minimum liquidity ratio and defining how the ratio is to be calculated;

(5)	Establishing contingency plans by identifying alternative courses of action designed to meet the Bank’s liquidity needs;

(6)
Addressing the use of borrowings (i.e., seasonal credit needs, match funding mortgage loans, etc.) and providing for reasonable maturities commensurate with the use of the borrowed funds; addressing concentration of funding sources; and addressing pricing and collateral requirements with specific allowable funding channels (i.e., brokered deposits, internet deposits, Fed funds purchased and other correspondent borrowings); and

(b)           Within 30 days after the receipt of all such comments from the Regional Director and the Commissioner, and after revising the plan as necessary, the Bank shall adopt the plan, which adoption shall be recorded in the minutes of a board of directors’ meeting.  Thereafter, the Bank shall implement the plan.

PROGRESS REPORTS

18.           Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports signed by each member of the Bank’s board of directors, detailing the actions taken to secure compliance with the ORDER and the results thereof.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released, in writing, the Bank from making further reports.

NOTIFICATION

19.           Following the effective date of this ORDER, the Bank shall send to its parent holding company or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication with such holding company.

This ORDER shall be binding upon the Bank, its successors and assigns, and all institution-affiliated parties of the Bank.  The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision of this ORDER shall have been modified, terminated, superseded, or set aside by the FDIC.

This ORDER will become effective upon its issuance by the FDIC.

Pursuant to delegated authority.

Dated this 3rd day of June, 2009.

/s/ Thomas J. Dujenski Thomas J. Dujenski Regional Director Dallas Region Division of Supervision and Consumer Protection Federal Deposit Insurance Corporation